Exhibit 99.1

Investors Title Company Announces Third Quarter 2021 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--November 4, 2021--Investors Title Company today announced results for the third quarter ended September 30, 2021. The Company reported net income of $14.5 million, or $7.63 per diluted share, for the three months ended September 30, 2021, compared to $15.3 million, or $8.07 per diluted share, for the prior year period. The Company set an all-time record for net premiums written in a quarter.

Revenues increased 20.4% to $81.4 million, compared with $67.6 million for the prior year quarter. Net premiums written increased 26.5% to $72.3 million, driven mainly by higher average home prices and continued low mortgage interest rates. Escrow and other title-related fees increased 79.3% primarily due to increases in commission income and title ancillary services. Revenue from non-title services increased 25.2%, mainly due to an increase in like-kind exchange activity. Changes in the estimated fair value of equity security investments resulted in the recognition of an $802 thousand loss, which was $4.4 million lower than the prior year quarter, as market values declined from the previous year’s rebound.

Operating expenses increased 29.1% compared to the prior year quarter. Commissions to agents increased commensurate with the increase in agent premium volume. Personnel costs were 22.9% higher than the prior year due to staffing additions in support of strategic growth initiatives and volume increases. Higher premium volumes, increases in travel-related expenses and ongoing technology initiatives drove the increase in other operating expenses.

Income before income taxes decreased 2.2% to $18.4 million for the current quarter versus $18.9 million in the prior year period. Excluding the impact of changes in the estimated fair value of equity security investments, income before income taxes (non-GAAP) increased 26.3% to $19.2 million for the current quarter versus $15.2 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

For the nine months ended September 30, 2021, net income increased $25.3 million to $48.1 million, or $25.34 per diluted share, versus $22.8 million, or $12.02 per diluted share, for the prior year period. Revenues increased 49.7% to $238.5 million compared with $159.3 million for the prior year period. Operating expenses increased 35.4% to $177.4 million, mainly due to increases in agent commissions, personnel costs and other expenses. Aside from changes in the estimated fair value of equity security investments and a decrease in like-kind exchange activity, overall results for the year-to-date period have been shaped predominantly by the same factors that affected the third quarter.

Chairman J. Allen Fine added, “We are pleased to report a record level of net premiums written for the ninth consecutive quarter. Our results for the quarter and the year have been influenced predominately by continued strength in residential real estate demand as well as high levels of refinance activity. In addition, we have benefitted from recent investments to expand our market presence in key markets.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for this year, projections regarding U.S. recovery from the COVID-19 pandemic, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the severity and duration of the COVID-19 pandemic (including any of its variants) and its effects (and the effects of measures undertaken to combat it) on the economy and the Company’s business; the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulations; changes in the economy; changes resulting from President Biden’s administration and Congress; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2021 and 2020
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Net premiums written	$72,345	$57,205	$201,349	$143,311
Escrow and other title-related fees	3,863	2,154	10,148	6,014
Non-title services	2,446	1,954	6,932	6,476
Interest and dividends	893	1,060	2,807	3,342
Other investment income	2,186	1,270	4,610	2,236
Net realized investment gains	268	186	771	327
Changes in the estimated fair value of equity security investments	(802)	3,619	7,266	(2,867)
Other	217	185	4,572	443
Total Revenues	81,416	67,633	238,455	159,282

Operating Expenses:
Commissions to agents	37,570	29,068	102,458	73,344
Provision for claims	1,993	1,552	5,020	4,452
Personnel expenses	15,457	12,575	47,524	36,632
Office and technology expenses	3,175	2,456	9,128	7,328
Other expenses	4,784	3,125	13,285	9,276
Total Operating Expenses	62,979	48,776	177,415	131,032

Income before Income Taxes	18,437	18,857	61,040	28,250

Provision for Income Taxes	3,934	3,556	12,932	5,465

Net Income	$14,503	$15,301	$48,108	$22,785

Basic Earnings per Common Share	$7.66	$8.09	$25.40	$12.04

Weighted Average Shares Outstanding – Basic	1,894	1,892	1,894	1,892

Diluted Earnings per Common Share	$7.63	$8.07	$25.34	$12.02

Weighted Average Shares Outstanding – Diluted	1,900	1,895	1,899	1,896

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2021 and December 31, 2020
(in thousands)
(unaudited)

	September 30, 2021	December 31, 2020
Assets

Cash and cash equivalents	$48,510	$13,723

Investments:
Fixed maturity securities, available-for-sale, at fair value	82,306	117,713
Equity securities, at fair value	69,525	64,919
Short-term investments	51,231	15,170
Other investments	15,957	15,493
Total investments	219,019	213,295

Premiums and fees receivable	22,939	19,427
Accrued interest and dividends	990	1,038
Prepaid expenses and other receivables	13,745	9,418
Property, net	15,310	11,160
Goodwill and other intangible assets, net	9,841	9,771
Operating lease right-of-use assets	3,306	3,533
Other assets	1,770	1,560
Total Assets	$335,430	$282,925

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$36,755	$33,584
Accounts payable and accrued liabilities	37,927	36,020
Operating lease liabilities	3,424	3,669
Current income taxes payable	704	638
Deferred income taxes, net	11,315	8,592
Total liabilities	90,125	82,503

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,894 and 1,892 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	241,833	196,096
Accumulated other comprehensive income	3,472	4,326
Total stockholders’ equity	245,305	200,422
Total Liabilities and Stockholders’ Equity	$335,430	$282,925

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Nine Months Ended September 30, 2021 and 2020
(in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	%	2020	%	2021	%	2020	%
Branch	$18,496	25.6	$15,496	27.1	$52,904	26.3	$38,364	26.8

Agency	53,849	74.4	41,709	72.9	148,445	73.7	104,947	73.2

Total	$72,345	100.0	$57,205	100.0	$201,349	100.0	$143,311	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Nine Months Ended September 30, 2021 and 2020
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues
Total revenues (GAAP)	$81,416	$67,633	$238,455	$159,282
Add (Subtract): Changes in the estimated fair value of equity security investments	802	(3,619)	(7,266)	2,867
Adjusted revenues (non-GAAP)	$82,218	$64,014	$231,189	$162,149

Income before Income Taxes
Income before income taxes (GAAP)	$18,437	$18,857	$61,040	$28,250
Add (Subtract): Changes in the estimated fair value of equity security investments	802	(3,619)	(7,266)	2,867
Adjusted income before income taxes (non-GAAP)	$19,239	$15,238	$53,774	$31,117

Contacts

Elizabeth B. Lewter
(919) 968-2200